SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                              (Amendment No.   )

       Filed by the Registrant [ X ]

       Filed by a Party other than the Registrant  [   ]

       Check the appropriate box:

       [   ]Preliminary Proxy Statement  [   ]Confidential, for
                                              Use of the Commission
                                              Only (as Permitted by
                                              Rule 14a-6(e)(2))
       [ X ]Definitive Proxy Statement

       [   ]Definitive Additional Materials

       [   ]Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                        THERMO INSTRUMENT SYSTEMS INC.
                        ------------------------------
                 (Name of Registrant as Specified in Charter)



                    --------------------------------------
         (Name of Person(s) Filing Proxy Statement, if other than the
                                  Registrant)

       Payment of Filing Fee (Check the appropriate box):

       [ X ]No fee required.

       [   ]Fee computed on table below per Exchange Act Rules
       14a-6(i)(4) and 0-11.
            (1) Title of each class of securities to which transaction applies: ______________________________________________
            (2) Aggregate number of securities to which transaction applies: ______________________________________________
            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
            (4) Proposed maximum aggregate value of transaction: ______
            (5) Total fee paid: _______________________________________

       [   ]Fee paid previously with preliminary materials.

       [   ]Check box if any part of the fee is offset as provided by
            Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the
PAGE
            previous filing by registration statement number, or the Form or Schedule and the date of its filing.
            (1) Amount Previously Paid: _______________________________
            (2) Form, Schedule or Registration Statement No.: _________
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            (4) Date Filed: ___________________________________________

       Notes:
PAGE

       THERMO INSTRUMENT SYSTEMS INC.
       1275 Hammerwood Avenue
       Sunnyvale, California 94089

                                                          April 29, 1997

       Dear Stockholder:

            The enclosed Notice calls the 1997 Annual Meeting of the Stockholders of Thermo Instrument Systems Inc. We respectfully request all Stockholders attend this meeting, if possible.

            Our Annual Report for the year ended December 28, 1996, is enclosed. We hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

            Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, We urge you to complete your proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

            We would appreciate your immediate attention to the mailing of this proxy.

                                              Yours very truly,





                                         ARVIN H. SMITH
                                         Chairman and Chief Executive
                                         Officer


                                         EARL R. LEWIS
                                         President and Chief Operating
                                         Officer


PAGE

       THERMO INSTRUMENT SYSTEMS INC.
       1275 Hammerwood Avenue
       Sunnyvale, California 94089


                                                          April 29, 1997

       To the Holders of the Common Stock of
        THERMO INSTRUMENT SYSTEMS INC.

       NOTICE OF ANNUAL MEETING

            The 1997 Annual Meeting of the Stockholders of Thermo Instrument Systems Inc. (the "Corporation") will be held on Monday, June 2, 1997, at 10:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina. The purpose of the meeting is to consider and take action upon the following matters:

       1.   Election of five directors.

       2. A proposal recommended by the Board of Directors to extend the term of the Corporation's employee's stock purchase plan to November 2, 2005.

       3. Such other business as may properly be brought before the meeting and any adjournment thereof.

            The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the meeting is April 7, 1997.

            The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

            This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the Board of Directors.

                                               SANDRA L. LAMBERT
                                              Secretary

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       3PROXY STATEMENT

            The enclosed proxy is solicited by the Board of Directors of Thermo Instrument Systems Inc. (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 2, 1997, at 10:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina, and any adjournment thereof. The mailing address of the executive office of the Corporation is 1275 Hammerwood Avenue, Sunnyvale, California 94089. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about May 2, 1997.

       VOTING PROCEDURES

            The Board of Directors intends to present to the Meeting the election of five directors, constituting the entire Board of Directors, as well as one other matter: a proposal to extend the term of the Corporation's employees' stock purchase plan to November 2, 2005.

            The representation in person or by proxy of a majority of the outstanding shares of common stock, $.10 par value ("Common Stock"), of the Corporation entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

            Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, for the management proposal, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

            In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the management proposal to extend the term of the Corporation's employees' stock purchase plan, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, is necessary for approval. Withholding authority to vote for a nominee for director or an instruction to abstain from voting on the proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee
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       or the proposal. With respect to the election of directors and the management proposal, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

            A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later dated proxy or by voting by ballot at the Meeting.

            The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 7, 1997 consisted of 97,222,325 shares of Common Stock. Only Stockholders of record at the close of business on April 7, 1997 are entitled to vote at the Meeting. Each share is entitled to one vote.


































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       - PROPOSAL 1 -

       ELECTION OF DIRECTORS

            The Board of Directors has fixed the number of directors at five, and five directors are to be elected at the Meeting, constituting the entire Board of Directors, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

       Nominees For Directors

            Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock, and the common stock of its subsidiaries and its parent company, Thermo Electron Corporation ("Thermo Electron"), a diversified high technology company, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

       Frank Borman        Col. Borman, 69, has been a director of the
                           Corporation since 1986. Col. Borman has
                           been president and chief executive officer of Patlex Corporation, a patent licensing company, and a trustee of the National
                           Geographic Society, for at least five
                           years. Col. Borman is also a director of American Superconductor Corporation,
                           Database Online Corporation, Outboard
                           Marine Group Inc. and The Home Depot, Inc.

       George N.           Dr. Hatsopoulos, 70, has been a director of
       Hatsopoulos         the Corporation since 1986.  Dr.
                           Hatsopoulos has been the chairman and chief
                           executive officer of Thermo Electron since
                           he founded the company in 1956 and
                           president of Thermo Electron from 1956
                           until January 1997.  He was also chairman
                           of the board of the Corporation from 1986
                           to March 1997.  Dr. Hatsopoulos is also a
                           director of Photoelectron Corporation,
                           Thermedics Inc., Thermo Ecotek Corporation,
                           Thermo Electron, Thermo Fibertek Inc.,
                           Thermo Optek Corporation,  ThermoQuest
                           Corporation and ThermoTrex Corporation. Dr.
                           Hatsopoulos is the brother of Mr. John N.
                           Hatsopoulos, a director and the chief
                           financial officer and a vice president of
                           the Corporation.
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       John N. Hatsopoulos Mr. Hatsopoulos, 62, has been a director of the Corporation since 1986 and chief
                           financial officer and a vice president of the Corporation since 1988. Mr. Hatsopoulos has been the president of Thermo Electron since January 1997 and the chief financial officer of Thermo Electron since 1988. He was also an executive vice president of Thermo Electron Corporation from 1986 to January 1997. Mr. Hatsopoulos is also a director of LOIS/USA Inc., Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Power Corporation, Thermo TerraTech Inc. and ThermoTrex Corporation. Mr. Hatsopoulos is the brother of Dr. George N. Hatsopoulos, a director of the Corporation.

       Arvin H. Smith      Mr. Smith, 67, has been a director and
                           chief executive officer of the Corporation
                           since 1986, and chairman of the board since
                           March 1997.  He was also president of the
                           Corporation from 1986 to March 1997.  Mr.
                           Smith has been an executive vice president
                           of Thermo Electron since 1991 and was a
                           senior vice president of that company from
                           1986 to 1991.  Mr. Smith is also a director
                           of Thermo BioAnalysis Corporation, Thermo
                           Optek Corporation, Thermo Power
                           Corporation, ThermoQuest Corporation and
                           ThermoSpectra Corporation.
       Polyvios C.         Mr. Vintiadis, 61, has been a director of
       Vintiadis           the Corporation since July 1993.  Mr.
                           Vintiadis has been the chairman and chief executive officer of Towermarc Corporation, a real estate development company, since
                           1984.  Prior to joining Towermarc, Mr.
                           Vintiadis was a principal of Morgens,
                           Waterfall & Vintiadis, Inc., a financial services firm, with whom he remains associated. For more than 20 years prior to that time, Mr. Vintiadis was employed by Arthur D. Little & Company, Inc. Mr.
                           Vintiadis is also a director of Thermo
                           TerraTech Inc.
       Committees of the Board of Directors and Meetings

            The Board of Directors has established an Audit Committee and a Human Resources Committee. The Audit Committee consists solely of outside directors, and its present members are Mr. Vintiadis (Chairman), and Col. Borman. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of

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       reviewing the results of the audit subsequent to its completion. The Human Resources Committee consists solely of outside directors, and its present members are Col. Borman (Chairman) and Mr. Vintiadis. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met nine times, the Audit Committee met twice and the Human Resources Committee met seven times during fiscal 1996. Each director attended at least 75% of all meetings of the Board of Directors and committees on which he served held during fiscal 1996, except Mr. J. Hatsopoulos who attended two-thirds of such meetings. Mr. J. Hatsopoulos is the chief financial officer of Thermo Electron and each of its publicly held subsidiaries, and his responsibilities require him to travel extensively on company business.

       Compensation of Directors

       Cash Compensation

            Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $8,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of directors' fees is made quarterly. Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and Mr. Smith are all employees of Thermo Electron companies and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

       Deferred Compensation Plan

            Under the Deferred Compensation Plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of
                                        7
PAGE

       Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 123,502 shares of Common Stock has been reserved for issuance under the Deferred Compensation Plan. As of March 1, 1997, deferred units equal to 44,699.82 shares of Common Stock were accumulated under the Deferred Compensation Plan.

       Directors Stock Option Plan

            The Corporation's directors stock option plan (the "Directors Plan"), provides for the grant of stock options to purchase shares of common stock of the Corporation and its majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of the Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

            Pursuant to the Directors Plan, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

            In addition, under the Directors Plan, outside directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Corporation that occurs thereafter during the duration of the Plan. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of
                                        8
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       1934, as amended (''Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years. Under this provision of the Directors Plan, each outside director was granted options to purchase 1,500 shares of common stock of each of ThermoQuest Corporation, at an exercise price of $16.70 per share, on May 19, 1996, the date of last year's Annual Meeting of the Stockholders. In addition, each outside director reelected at this year's Annual Meeting of the Stockholders will be granted options to purchase 1,500 shares of common stock of Metrika Systems Corporation and Thermo Optek Corporation.

            The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of March 31, 1997, options to purchase 69,620 shares had been granted under the Directors Plan, options to purchase 2,811 shares had been exercised, options to purchase 2,811 shares had lapsed, and an aggregate of 74,176 shares of Common Stock was reserved for future grant under the Directors Plan.

       Stock Ownership Policies for Directors

            During 1996, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy
       for directors.   The stock holding policy requires each director
       to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in 1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

            In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to
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       exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

       STOCK OWNERSHIP

            The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and each majority-owned subsidiary of the Corporation, as of March 1, 1997, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all directors and current executive officers as a group.

            While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.





                                                  Thermo
                               Thermo    Thermo     Bio-    Thermo Thermo-  Thermo- Metrika
                             Instrument Electron  Analysis  Optek   Quest   Spectra Systems
              Name (1)         Systems    Corp      Corp     Corp    Corp    Corp    Corp
                               Inc.
                             (2)         (3)        (4)      (5)     (6)     (7)     (8)


        Thermo Electron   87,575,433     N/A        N/A      N/A     N/A      N/A     N/A
        Corporation (9)

        Frank Borman          23,941       0       1,500       0    1,500   1,500       0

        Richard W. K.        139,087    82,126    40,500   15,500 240,650   4,000       0
        Chapman

        George N.            143,314 3,512,279    15,000   110,000  90,000  20,000      0
        Hatsopoulos

        John N. Hatsopoulos   81,204   526,768    25,000   120,000  92,100  20,000      0

        Denis A. Helm        161,729   164,378    15,000    15,200  10,000   4,000  2,000

        Barry S. Howe         99,886    81,04     64,300    15,000  90,000   4,010      0

        Earl R. Lewis        128,233   124,184    56,000   254,000  50,000  55,000      0

        Arvin H. Smith       431,667   513,038    39,000    98,000  90,000  20,000      0

        Polyvios C.            8,896     2,500     1,500         0   1,500   1,500      0
        Vintiadis

        All directors and
        current executive
        officers as a      1,236,649 5,151,319     263,800  633,700 671,750 135,010 2,000
        group (10 persons)











       (1) Except as reflected in the footnotes to this table, shares of the common stock beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

       (2) Shares of the Common Stock beneficially owned by Col. Borman, Dr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Smith, Mr. Vintiadis and all directors and executive officers as a group include 13,590, 121,287, 93,750, 65,625, 112,500, 89,062, 112,500, 234,375, 6,561
       and 864,250 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Smith and all directors and executive officers as a group include 479, 529, 530 and 1,934 full shares, respectively, allocated through March 1, 1997, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron (the "ESOP"). Shares beneficially owned by Col. Borman, Mr. Vintiadis and all directors and executive officers as a group include 10,351, 2,335 and 12,686 full shares, respectively, allocated through March 1, 1997, to their respective accounts maintained under the Corporation's deferred
                                       10
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       compensation plan for directors. Shares beneficially owned by Dr.
       G. Hatsopoulos include 21,368 shares held by his spouse and 50 shares allocated through March 1, 1997, to his spouse's account maintained pursuant to the ESOP. Shares beneficially owned by Mr. Helm include a total of 4,212 shares held in trust for the benefit of minor children. Shares beneficially owned by Mr. Howe include 1,968 shares held in a trust of which Mr. Howe is the
       trustee.   Shares beneficially owned by Mr. Lewis include 2,390
       shares held by his spouse. No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1997; all directors and executive officers as a group beneficially owned 1.3% of the Common Stock outstanding as of such date.

       (3) Shares of the common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Electron beneficially owned by Dr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Smith and all directors and executive officers as a group include 80,284, 1,499,500, 429,685, 106,347,
       73,287, 121,536, 222,411 and 2,630,624 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Smith and all directors and executive officers as a group include 2,164, 1,934, 1,717 and 7,139 full shares, respectively, allocated through March 1, 1997, to their respective accounts maintained pursuant to the ESOP. Shares beneficially owned by Dr. G. Hatsopoulos include 89,601 shares held by his spouse, 168,750 shares held by a QTIP trust of which his spouse is a trustee, 39,937 shares held by a family trust of which his spouse is a trustee, and 153 full shares allocated through March 1, 1997, to his spouse's account maintained pursuant to the ESOP. Except for Dr. G. Hatsopoulos, who beneficially owned 2.3% of the Thermo Electron common stock outstanding as of March 1, 1997, no director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all directors and executive officers as a group beneficially owned 3.4% of the Thermo Electron common stock outstanding as of March 1, 1997.

       (4) Shares of the common stock of Thermo BioAnalysis Corporation, a majority-owned subsidiary of the Corporation ("Thermo BioAnalysis"), beneficially owned by Col. Borman, Dr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Smith, Mr. Vintiadis and all directors and executive officers as a group include 1,500, 30,000, 15,000, 15,000, 15,000, 50,000, 50,000, 20,000, 1,500 and 201,000 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. No director or executive officer beneficially owned more than 1% of the common stock of Thermo BioAnalysis outstanding as of March 1, 1997; all directors and executive

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       officers as a group beneficially owned 2.6% of such common stock outstanding as of such date.

       (5) Shares of the common stock of Thermo Optek Corporation, a majority-owned subsidiary of the Corporation ("Thermo Optek"), beneficially owned by Dr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Smith and all directors and executive officers as a group include 15,000, 90,000, 90,000, 15,000, 15,000, 225,000, 90,000 and 546,000
       shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Lewis include 2,500 shares owned by his spouse and 2,000 shares owned by his sons. No director or executive officer beneficially owned more than 1% of the common stock of Thermo Optek outstanding as of March 1, 1997; and directors and executive officers as a group beneficially owned 1.3% of such common stock outstanding as of such date.

       (6) Shares of the common stock of ThermoQuest Corporation, a majority-owned subsidiary of the Corporation ("ThermoQuest"), beneficially owned by Col. Borman, Dr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Smith, Mr. Vintiadis and all directors and executive officers as a group include 1,500, 225,000, 90,000, 90,000, 10,000,
       90,000, 50,000, 90,000, 1,500 and 654,000 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. No director or executive officer beneficially owned more than 1% of the common stock of ThermoQuest outstanding as of March 1, 1997; all directors and executive officers as a group beneficially owned 1.4% of such common stock outstanding as of such date.

       (7) Shares of the common stock of ThermoSpectra Corporation, a majority-owned subsidiary of the Corporation ("ThermoSpectra"), beneficially owned by Col. Borman, Dr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Smith, Mr. Vintiadis and all directors and executive officers as a group include 1,500, 4,000, 20,000, 20,000, 4,000, 4,000,
       50,000, 20,000, 1,500 and 130,000 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. No director or executive officer beneficially owned more than 1% of the common stock of ThermoSpectra outstanding as of March 1, 1997; all Directors and executive officers as a group beneficially owned 1.1% of such common stock outstanding as of such date.

       (8) The directors and executive officers of the Corporation did not individually or as a group beneficially own more than 1% of the common stock of Metrika Systems Corporation, a majority-owned subsidiary of the Corporation, as of March 1, 1997.


                                       12
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       (9) Includes 8,269,344 shares of Common Stock that Thermo Electron has the right to acquire within 60 days of March 1, 1997, through the conversion of certain convertible notes of the Corporation held by Thermo Electron. Thermo Electron beneficially owned approximately 83% of the Common Stock outstanding as of March 1, 1997. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.

       Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1996, except
       in the following instance.   Thermo Electron filed six Forms 4
       late, by periods ranging from seven days to two and a half months, reporting 48 transactions consisting of 42 open market purchases and six transactions involving the exercise of employee stock options.

       EXECUTIVE COMPENSATION

       NOTE: The shares reported below, in all cases, have been adjusted as applicable to reflect a three-for-two stock split of the common stock of Thermo Electron distributed in June 1996 in the form of a 50% stock dividend.

       Summary Compensation Table

            The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four other most highly compensated executive officers for the last three fiscal years.

            The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.





                                       13
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                               Summary Compensation Table


                                                      Long Term
                                                     Compensation
                                                      Securities
                                                      Underlying
              Name and      Fiscal      Annual     Options (No. of
                                     Compensation       Shares       All Other
         Principal Position  Year  Salary   Bonus  and Company (1) Compensation
                                                                        (2)

        Arvin H. Smith (3)  1996  $135,000 $130,000  20,000 (TBA)    $6,750

           Chairman and                              90,000 (TOC)

           Chief Executive                           90,000 (TMQ)
        Officer
                            1995  $131,000 $128,100      --          $6,750

                            1994  $102,000 $112,200  20,000 (THS)    $6,750

        Earl R. Lewis (4)   1996  $180,000 $160,000  42,500 (TBA)   $11,550 (5)

           President and                              2,000 (TFG)

           Chief Operating                            2,000 (TLT)

           Officer                                  225,000 (TOC)

                                                      2,000 (TSR)

                                                     50,000 (TMQ)

                                                     40,000 (TXM)

                            1995  $145,000  $90,000     150 (TMO)    $6,750

                                                      7,500 (TBA)

                                                      5,000 (TLZ)

                            1994  $140,000 $100,000  67,500 (TMO)    $6,750

                                                                                                 1
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                                                     50,000 (THS)


        Denis A. Helm       1996  $150,000  $86,400   3,900 (TMO)    $6,681

           Senior Vice                               15,000 (TBA)

        President                                    15,000 (TOC)

                                                     10,000 (TMQ)

                            1995  $142,000  $81,000   4,350 (TMO)    $6,750

                            1994  $140,000  $90,000  49,950 (TMO)    $6,750

                                                      4,000 (THS)

        Richard W. K.       1996  $170,000 $125,000     150 (TMO)    $7,021 (6)
        Chapman
                                                     30,000 (TBA)
           Vice President
                                                      2,000 (TFG)

                                                      2,000 (TLT)

                                                     15,000 (TOC)

                                                    225,000 (TMQ)

                                                      2,000 (TSR)

                                                      4,000 (TXM)

                            1995  $159,500  $95,000     150 (TMO)    $6,749

                                                      5,000 (TLZ)

                            1994  $155,000 $100,000  28,125 (THI)    $7,750

                                                     45,112 (TMO)

                                                      4,000 (THS)


        Barry S. Howe       1996  $145,000  $70,000   1,500 (TMO)    $8,076 (7)

           Vice President                            50,000 (TBA)

                                                      2,000 (TFG)

                                                      2,000 (TLT)

                                                     15,000 (TOC)

                                                     90,000 (TMQ)

                                                                                                 2
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                                                      2,000 (TSR)

                                                      4,000 (TXM)

                            1995  $134,000  $65,000   1,650 (TMO)    $7,517

                                                      5,000 (TLZ)

                            1994  $130,000  $45,000  23,625 (TMO)    $3,750

                                                      4,000 (THS)









       (1) In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as THI), executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the chief executive officer and the other named executive officers in the following Thermo Electron companies: Thermo Electron Corporation (designated in the table as TMO), Thermo BioAnalysis (designated in the table as TBA) Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), ThermoSpectra (designated in the table as
       THS) and Trex Medical Corporation (designated in the table as
       TXM).

       (2) Represents the amount of matching contributions made on behalf of the executive officers participating in the Thermo Electron 401(k) plan or, in the case of Dr. Chapman, the 401(k) plan maintained by Finnigan Corporation, a subsidiary of the Corporation.

       (3) Mr. Smith has been executive vice president of Thermo Electron, as well as the president and chief executive officer of the Corporation, for the last three fiscal years. A portion of Mr. Smith's annual cash compensation (salary and bonus) has been allocated and paid by Thermo Electron in each of the last three fiscal years as compensation for the services provided to Thermo Electron based on the time he devoted to his responsibilities as an executive vice president of Thermo Electron. The annual cash compensation (salary and bonus) reported in the table for Mr. Smith represents the amount paid by the Corporation and all other sources solely for Mr. Smith's services as chief executive officer of the Corporation. For 1996, 1995 and 1994, 50%, 50% and 40%, respectively, of Mr. Smith's annual compensation (salary and bonus) was allocated to the Corporation for his service as the Corporation's chief executive officer. In addition, Mr. Smith has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and its majority-owned subsidiaries, from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation.

                                       14
PAGE

       (4)  Mr. Lewis was promoted to president and chief operating
       officer of the Corporation in March 1997.   From January 1996 to
       March 1997, he was executive vice president and chief operating officer of the Corporation. Prior to January 1996, he served as a senior vice president of the Corporation.

       (5) In addition to the matching contribution referred to in footnote (2), such amount includes $4,800, which represents the amount of compensation attributable to an interest-free loan provided to Mr. Lewis pursuant to the stock holding assistance plan of Thermo Optek. See "Relationship with Affiliates - Stock Holding Assistance Plans."

       (6) In addition to the matching contribution referred to in footnote (2), such amount includes $4,334, which represents the amount of compensation attributable to interest-free loans provided to Dr. Chapman pursuant to the stock holding assistance plans of Thermo BioAnalysis and ThermoQuest. See "Relationship with Affiliates - Stock Holding Assistance Plans."

       (7) In addition to the matching contribution referred to in footnote (2), such amount includes $1,444, which represents the amount of compensation attributable to an interest-free loan provided to Mr. Howe pursuant to the stock holding assistance plan of Thermo BioAnalysis. See "Relationship with Affiliates - Stock Holding Assistance Plans."




























                                       15
PAGE

       Stock Options Granted During Fiscal 1996

            The following table sets forth information concerning individual grants of stock options made during fiscal 1996 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.







                                  Option Grants in Fiscal 1996


                                                                     Potential Realizable
                                           Percent                     Value at Assumed
                                             of
                                            Total                      Annual Rates of
                                           Options                          Stock
                             Number of     Granted Exercise           Price Appreciation
                            Securities       to                              for
                            Underlying    Employees  Price  Expira-    Option Term (2)
                              Options        in       Per     tion

              Name          Granted (1)    Fiscal    Share    Date      5%        10%
                                            Year

        Arvin H. Smith      20,000 (TBA)   2.4%(5)   $10.00 01/31/08   $159,200   $427,600
        (3)
                            90,000 (TOC)   2.9%(5)   $12.00 04/11/08   $859,500 $2,309,400

                            90,000 (TMQ)   3.2%(5)   $13.00 01/10/08   $931,500 $2,502,000


        Earl R. Lewis (4)   42,500 (TBA)   5.2%(5)   $12.00 06/21/08   $405,875 $1,090,550

                             2,000 (TFG)   0.4%(5)   $10.00 09/12/08    $15,920    $42,760

                             2,000 (TLT)   0.6%(5)   $10.00 03/11/08    $15,920    $42,760

                           225,000 (TOC)   7.2%(5)   $12.00 04/11/08 $2,148,750 $5,773,500

                            50,000 (TMQ)   1.8%(5)   $13.00 02/08/08   $517,500 $1,390,000

                             2,000 (TSR)   0.4%(5)   $14.00 03/11/08    $22,280    $59,880

                            40,000 (TXM)   1.9%(5)   $11.00 03/26/08   $350,000   $940,800


        Denis A. Helm        3,900 (TMO)   0.3%(5)   $42.79 05/22/99    $26,286    $55,224

                            15,000 (TBA)   1.8%(5)   $10.00 01/31/08   $119,400   $320,700

                            15,000 (TOC)   0.5%(5)   $12.00 04/11/08   $143,250   $384,900

                            10,000 (TMQ)   0.4%(5)   $13.00 02/08/08   $103,500   $278,000

                                                                                                 1
PAGE





        Richard W. K.          150 (TMO)  0.01%(5)   $42.79 05/22/99     $1,011     $2,124
        Chapman
                            30,000 (TBA)   3.7%(5)   $10.00 01/31/08   $238,800   $641,400

                             2,000 (TFG)   0.4%(5)   $10.00 09/12/08    $15,920    $42,760

                             2,000 (TLT)   0.6%(5)   $10.00 03/11/08    $15,920    $42,760

                            15,000 (TOC)   0.5%(5)   $12.00 04/11/08   $143,250   $384,900

                           225,000 (TMQ)   7.9%(5)   $13.00 01/10/08 $2,328,750 $6,255,000

                             2,000 (TSR)   0.4%(5)   $14.00 03/11/08    $22,280    $59,880

                             4,000 (TXM)   0.2%(5)   $11.00 03/11/08    $35,000    $94,080


        Barry S. Howe        1,500 (TMO)   0.1%(5)   $42.79 05/22/99    $10,110    $21,240

                            50,000 (TBA)   6.1%(5)   $10.00 01/31/08   $398,000 $1,069,000

                             2,000 (TFG)   0.4%(5)   $10.00 09/12/08    $15,920    $42,760

                             2,000 (TLT)   0.6%(5)   $10.00 03/11/08    $15,920    $42,760

                            15,000 (TOC)   0.5%(5)   $12.00 04/11/08   $143,250   $384,900

                            90,000 (TMQ)   3.2%(5)   $13.00 01/10/08   $931,500 $2,502,000

                             2,000 (TSR)   0.4%(5)   $14.00 03/11/08    $22,280    $59,880

                             4,000 (TXM)   0.2%(5)   $11.00 03/11/08    $35,000    $94,080


















       (1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and (ii) nine years from the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

       (2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

                                       16
PAGE

       (3) Mr. Smith has served as an executive officer of Thermo Electron since 1986 and has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and its majority-owned subsidiaries. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as chief executive officer of the Corporation.

       (4) Mr. Lewis has served as a vice president of Thermo Electron since September 1996 and from time to time may be granted options to purchase common stock of Thermo Electron after his appointment. These options are not reported in the table as they were granted as compensation for service to Thermo Electron in a capacity other than his capacity as an executive officer of the Corporation.

       (5) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

       Stock Options Exercised During Fiscal 1996 and Fiscal Year-End Option Values

            The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.











                           Aggregated Option Exercises In Fiscal 1996 And
                                 Fiscal 1996 Year-End Option Values


                                                              Number of
                                                             Unexercised
                                                             Options at
                                         Shares                Fiscal           Value of
                                        Acquired              Year-End        Unexercised
                                           on      Value    (Exercisable/     In-the-Money
             Name           Company     Exercise  Realized Unexercisable)       Options
                                                                 (1)
        Arvin H. Smith Thermo                  --       --   234,375/0     $3,795,703 /--
        (2)            Instrument
                       Systems

                       Thermo                  --       --    20,000/0        $62,500 /--
                       BioAnalysis

                       Thermo Optek            --       --    90,000/0             $0 /--

                       ThermoQuest             --       --    90,000/0             $0 /--

                       ThermoSpectra           --       --    20,000/0        $37,500 /--

        Earl R. Lewis  Thermo                  --       --   112,500/0     $1,821,938 /--
        (5)            Instrument
                       Systems

                       Thermo Electron     28,685 $688,261   126,937/0(4)  $2,491,528 /--

                       Thermo                  --       --    50,000/0        $71,251 /--
                       BioAnalysis

                       Thermo Fibergen         --       --     2,000/0         $1,500 /--

                       Thermo Fibertek      1,350  $15,525     1,350/0         $8,100 /--

                                                                                                 1
PAGE





                       ThermoLase              --       --     5,000/0             $0 /--

                       ThermoLyte              --       --         0/2,000         -- /$0(3)

                       Thermo Optek            --       --   225,000/0             $0 /--

                       ThermoQuest             --       --    50,000/0             $0 /--

                       Thermo Sentron          --       --     2,000/0             $0 /--

                       ThermoSpectra           --       --    50,000/0        $93,750 /--

                       Thermo Trex            420  $16,191        --/--            -- /--

                       Trex Medical            --       --    40,000/0        $65,000 /--

        Denis A. Helm  Thermo                  --       --   112,500/0     $1,821,938 /--
                       Instrument
                       Systems

                       Thermo Electron      8,774 $262,275   106,347/0(4)  $2,000,898 /--

                       Thermo                  --       --    15,000/0        $46,875 /--
                       BioAnalysis

                       Thermo Ecotek           --       --     6,000/0        $70,500 /--

                       Thermo Fibertek         --       --     6,750/0        $40,500 /--

                       Thermo Optek            --       --    15,000/0             $0 /--

                       ThermoQuest             --       --    10,000/0             $0 /--

                       ThermoSpectra           --       --     4,000/0         $7,500 /--

                       Thermo Trex             --       --     2,100/0        $50,768 /--

        Richard W. K.  Thermo                  --       --   121,287/0     $2,096,512 /--
        Chapman        Instrument
                       Systems

                       Thermo Electron         --       --    80,284/0(4)  $1,556,517 /--

                       Thermo                  --       --    30,000/0        $93,750 /--
                       BioAnalysis

                       Thermo Fibergen         --       --     2,000/0         $1,500 /--

                       Thermo Fibertek         --       --     6,750/0        $40,500 /--

                       ThermoLase              --       --     5,000/0             $0 /--

                       ThermoLyte              --       --         0/2,000        --/ /$0(3)

                                                                                                 2
PAGE





                       Thermo Optek            --       --    15,000/0             $0 /--

                       ThermoQuest             --       --   225,000/0             $0 /--

                       Thermo Sentron          --       --     2,000/0             $0 /--

                       ThermoSpectra           --       --     4,000/0         $7,500 /--

                       Thermo Trex             --       --       270/0         $6,528 /--

                       Trex Medical            --       --     4,000/0         $6,500 /--

        Barry S. Howe  Thermo                  --       --    89,062/0     $1,561,042 /--
                       Instrument
                       Systems

                       Thermo Electron         --       --    73,287/0(4)  $1,428,259 /--

                       Thermedics              --       --     4,000/0         $9,100 /--

                       Thermo                  --       --    50,000/0       $156,250 /--
                       BioAnalysis

                       Thermo Ecotek        5,250  $48,127     6,000/0        $61,500 /--

                       Thermo Fibergen         --       --     2,000/0         $1,500 /--

                       Thermo Fibertek         --       --    15,750/0        $64,890 /--

                       ThermoLase              --       --     5,000/0             $0 /--

                       ThermoLyte              --       --         0/2,000         -- /$0(3)

                       Thermo Optek            --       --    15,000/0             $0 /--

                       Thermo Power            --       --     4,000/0             $0 /--

                       ThermoQuest             --       --    90,000/0             $0 /--

                       Thermo Sentron          --       --     2,000/0             $0 /--

                       ThermoSpectra           --       --     4,000/0         $7,500 /--

                       Thermo TerraTech        --       --     4,000/0         $3,880 /--

                       Thermo Trex          1,350  $55,755     4,000/0        $51,700 /--

                       Trex Medical            --       --     4,000/0         $6,500 /--





                                                                                                 3








       (1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act and
       (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may
                                       17
PAGE
       vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

       (2) As an executive officer of Thermo Electron, Mr. Smith also holds other unexercised options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and its majority-owned subsidiaries. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation.

       (3) No public market existed for the shares underlying these options as of December 28, 1996. Accordingly, no value in excess of exercise price has been attributed to these options.

       (4)  Options to purchase 67,500, 45,000, 45,000 and 22,500 shares of the common stock of Thermo Electron granted to Mr. Lewis, Mr. Helm, Dr. Chapman and Mr. Howe, respectively, are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

       (5) Mr. Lewis has served as a vice president of Thermo Electron since September 1996 and from time to time may be granted options to purchase common stock of Thermo Electron after his appointment. These options are not reported in the table as they were granted as compensation for service to Thermo Electron in a capacity other than his capacity as an executive officer of the Corporation.

       Severance Agreements

            Thermo Electron has entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with
                                       18
PAGE

       Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreements, a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron.

            In 1983, Thermo Electron entered into a severance agreement with Mr. Smith, which states the benefits to be received as an initial percentage which was established by the Board of Directors of Thermo Electron and was generally based upon Mr. Smith's age and length of service with Thermo Electron at the time of severance. Benefits under this agreement are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to Mr. Smith's highest annual total remuneration in any twelve-month period during the preceding three years. The benefit is reduced 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be applied to Mr. Smith is 59.1%.

            In 1988, Thermo Electron entered into severance agreements with several other key employees, including Mr. Helm. Each of the recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the severance event. A qualifying severance exists if (i) the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986.

            Assuming that severance benefits would have been payable under these agreements as of December 28, 1996, Mr. Smith and Mr. Helm would have received approximately $313,000 (with respect to the first year in which benefits would be paid) and $235,000, respectively.
                                       19
PAGE

       COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       Executive Compensation

            All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

            The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

            External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group.

            Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

            The process for determining each of these elements for the Corporation's officers is outlined below.

       Base Salary

            Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are
                                       20
PAGE
       adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in calendar 1996 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

       Cash Bonus

            The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability and contributions to shareholder value, and earnings growth, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in calendar 1996 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and the subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

            The bonuses for named executive officers approved by the Committee with respect to fiscal 1996 performance in each instance exceeded the median potential bonus.

       Stock Option Program


                                       21
PAGE

            The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

            The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in the parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

            In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of net awards to purchase shares of Common Stock to all employees over a five-year period below 12% of the Corporation's outstanding Common Stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

            Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above in determining option awards. The option awards made to the named executive officers in 1996 with respect to the common stock of the Corporation's parent, Thermo Electron and certain majority-owned subsidiaries of Thermo Electron, were determined by the human resources committee of the board of directors of the granting company using a similar analysis.

       Stock Ownership Policies

            During 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock
                                       22
PAGE
       holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

            In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. No loans were outstanding under this plan in 1996.

            The Committee also adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.

            Similar stock holding policies and stock holding assistance plans have been adopted by each of the Corporation's publicly traded, majority-owned subsidiaries. Certain executive officers of the Corporation who are chief executive officers of these subsidiaries are required to comply with these stock holding policies in lieu of the Corporation's stock holding policy. See "Relationship with Affiliates - Stock Holding Assistance Plans." Policy on Deductibility of Compensation
            The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt under
       Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with
       Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of
       Section 162(m).

       1996 CEO Compensation
                                       23
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            Cash compensation for Mr. Arvin H. Smith is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as an executive vice president of Thermo Electron, the Corporation's parent company. Each committee evaluates Mr. Smith's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Smith is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Smith's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Smith's compensation to be paid by the Corporation.

            In March 1996, the Committee conducted its review of Mr. Smith's proposed salary for 1997 and bonus for 1996 performance. The Committee concurred in the bonus recommendation made by the Thermo Electron committee and agreed to an allocation of 50% of Mr. Smith's total cash compensation for 1996 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron.

            Awards to Mr. Smith of options to purchase shares of the Corporation's Common Stock are reviewed and determined periodically by the Committee using criteria similar to that used for the other executive officers of the Corporation. No awards to purchase shares of the Corporation's Common Stock were made to Mr. Smith in fiscal 1996. In 1996, Mr. Smith was awarded options to purchase shares of the common stock of the following majority-owned subsidiaries of the Corporation: Thermo BioAnalysis Corporation, Thermo Optek Corporation and ThermoQuest Corporation. These option awards were awarded in connection with Mr. Smith's position as a director of these companies and were determined in a manner consistent with awards to other officers, as described above.

       Col. Frank Borman (Chairman)
       Mr. Polyvios C. Vintiadis

       COMPARATIVE PERFORMANCE GRAPH

            The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The
                                       24
PAGE

       Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of instrument companies comprised of Beckman Instruments Inc., Dionex Inc., Emerson Electric Corp., Measurex Corp., Perkin-Elmer Corp. and Varian Associates Inc. (the "Peer Group").

















































                                       25
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       Comparison of 1991-1996 Total Return Among Thermo Instrument Systems Inc., the American Stock Exchange Market Value Index, and the Corporation's Peer Group.

       GRAPH APPEARS HERE



       The total return for the Corporation's Common Stock (THI), the American Stock Exchange Market Value Index (AMEX), and the Peer Group assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "THI."

       RELATIONSHIP WITH AFFILIATES

            Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

            Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

            To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo
                                       26
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       Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

            The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

            As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to
                                       27
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       the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services for calendar 1996. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Corporation $12.1 million in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

            The Corporation has entered into a Tax Allocation Agreement with Thermo Electron (the "Tax Allocation Agreement"). Under the Tax Allocation Agreement, in years in which the Corporation has taxable income it will pay Thermo Electron amounts comparable to the taxes it would have paid if it had filed its own separate company tax returns. In 1996, the Corporation paid Thermo Electron $18,600,000 under the Tax Allocation Agreement.

            From time to time the Corporation may transact business with
       other companies in  the Thermo  Group.    In  fiscal 1996,  these
       transactions included the following.

            The Corporation  engages  the  Tecomet  division  of  Thermo
       Electron for  metal  fabrication  services.    During  1996,  the
       Corporation paid approximately $1,304,000 for such services.

            A subsidiary of the Corporation has an arrangement with ThermoTrex Corporation ("ThermoTrex"), a publicly traded, majority-owned subsidiary of Thermo Electron, whereby ThermoTrex provides certain research and development services to the Corporation, and the Corporation purchases flat screen x-ray sensitive detectors pursuant to purchase orders. In 1996, the Corporation paid ThermoTrex $97,689 for such products and services. In 1996, the Corporation purchased other products from Thermo Electron and its wholly- and majority-owned subsidiaries

                                       28
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       in  the  ordinary  course  of   business  for  an  aggregate   of
       approximately $864,000.

            On December 16, 1996, Metrika Systems Corporation ("Metrika"), a subsidiary of the Corporation, completed a private placement of its common stock primarily to outside investors. Mr. Denis A. Helm, a senior vice president of the Corporation, purchased 2,000 shares of the common stock of Metrika in such private placement at a purchase price of $7.50 per share, the same price paid by unaffiliated investors.

            As of  December 28,  1996, the  Corporation had  outstanding
       $140,000,000 of indebtedness to Thermo Electron, represented by a 3 /% Senior Convertible Note due 2000. As of December 28, 1996, the Corporation's Thermo Optek Corporation ("Thermo Optek") and ThermoQuest Corporation ("ThermoQuest") subsidiaries each had $10,000,000 of outstanding indebtedness to Thermo Electron pursuant to Thermo Optek's 5% Convertible Subordinated Debentures due 2000 and ThermoQuest's 5% Convertible Subordinated Debentures, due 2000.

              In connection with the 1996 acquisition of Kevex Instruments and Kevex X-ray, ThermoSpectra Corporation ("ThermoSpectra"), a subsidiary of the Corporation, borrowed $15,000,000 from Thermo Electron pursuant to a promissory note due August 1998. In connection with the acquisition of Park Scientific Instruments ThermoSpectra in March 1997, ThermoSpectra borrowed $10,000,000 from Thermo Electron pursuant to a promissory note due March 1999. These notes bear interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. The interest rate for the notes outstanding in 1996 was 5.77%.

            In March 1997 the Corporation borrowed $210,000,000 from Thermo Electron to fund its acquisition of the shares of Life Sciences International plc ("Life Sciences") pursuant to the Corporation's offer for all of the outstanding shares of Life Sciences. This obligation is evidenced by a promissory note due
       March 26, 1999 and bearing interest at a rate equal to the Commercial Paper Composite Rate plus 25 basis points.

            Thermo Electron owned approximately 82% of the Corporation's outstanding Common Stock on December 28, 1996. Thermo Electron intends for the foreseeable future to maintain at least 80% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These purchases may be made either in the open market or directly from the Corporation or through conversion of convertible debentures owned by Thermo Electron. In January 1996, the Corporation adopted a plan for the sale of its shares to Thermo Electron at the request of
       Thermo Electron to allow Thermo Electron to maintain 80% ownership of the Corporation. The sale of shares pursuant to
                                       29
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       such plan would be made at fair market value and would be subject to approval of a committee of the Board of Directors formed for that purpose.

            As of December 28, 1996, approximately $459.1 million of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

       Stock Holding Assistance Plan

            In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to purchase Common Stock in the open market. No loans were outstanding under this plan in 1996.

            Each of the Corporation's publicly traded, majority-owned subsidiaries have adopted similar stock holding policies and stock holding assistance plans, which are applicable to their executive officers. Certain executive officers of the
       Corporation are also the chief executive officers of these subsidiaries and are required to comply with the subsidiary's stock holding policies. Mr. Earl R. Lewis, the Corporation's president and chief operating officer, is also the chief executive officer of Thermo Optek. Dr. Richard W.K. Chapman, a vice president of the Corporation, is also the chief executive officer of ThermoQuest and the chairman of the board of Thermo BioAnalysis. Mr. Barry S. Howe, a vice president of the Corporation, is also the chief executive officer of Thermo BioAnalysis. In 1996, Mr. Lewis received a loan in the principal amount of $194,029.50 under the Thermo Optek stock holding assistance plan to purchase 15,000 shares of the common stock of Thermo Optek. Dr. Chapman received loans in 1996 in the principal amounts of $210,653.50 and $131,176.30 under the stock holding assistance plans of ThermoQuest and Thermo BioAnalysis, respectively, to purchase 15,000 shares of the common stock of ThermoQuest and 10,000 shares of the common stock of Thermo BioAnalysis. In 1996, Mr. Howe received a loan in the principal amount of $164,375.52 under the stock holding assistance plan of Thermo BioAnalysis to purchase 12,000 shares of Thermo BioAnalysis. Each of these loans are repayable upon the earlier
                                       30
PAGE
       of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the board of directors of the applicable company.

       - PROPOSAL 2 -

       PROPOSAL TO EXTEND THE TERM OF THE EMPLOYEES' STOCK PURCHASE PLAN

            The Board of Directors has recommended that the Stockholders approve an amendment to the Corporation's employees' stock purchase plan (the "Stock Purchase Plan") that would extend the term of the plan for an additional ten years to November 2, 2005. The material features of the Stock Purchase Plan are described below. If the plan amendment is not approved by the Stockholders at this meeting, the Stock Purchase Plan will be discontinued effective as of November 1, 1997. The Board of Directors believes that the Stock Purchase Plan is an important incentive in attracting and retaining key personnel, in motivating individuals to contribute significantly to the Corporation's future growth and success, and in aligning the long-term interest of these individuals with those of the Corporation's Stockholders. For these reasons, the Board of Directors has acted to continue the plan and is recommending the extension to the Stockholders for approval. The following is a summary of the terms of the Stock Purchase Plan.





























                                       31
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       Summary of the Stock Purchase Plan

       Participation; Administration

            All full-time employees and part-time employees working at least 20 hours per week and who have been employed for at least six months by the Corporation are eligible to participate in the Stock Purchase Plan, unless they own more than 5% of the Common Stock of the Corporation. For purposes of determining the term of employment, employees are credited with years of continued employment with Thermo Electron or its other subsidiaries immediately prior to joining the Corporation. Options to purchase shares of Common Stock of the Corporation may be granted from time to time at the discretion of the Board of Directors, which also determines the date upon which such options are exercisable. At the present time, only employees based in the United States are eligible to participate in the Stock Purchase Plan. The number of employees potentially eligible to participate in the Stock Purchase Plan is approximately 6,870 persons.

       Contributions

            A participating employee may purchase stock only through payroll deductions, which may not exceed 10% of the employee's gross salary or wages during the year. Employees are allowed to decrease, but not increase the percentage of wages contributed once during the plan year. An employee may suspend his or her contributions, but then is not permitted to contribute again for the remainder of the plan year.

       Terms of Options

            The exercise price is fixed on the grant date at the start of the plan year and is 95% of the fair market value for such stock on such date. On the exercise date, participants may elect to use their accumulated payroll deductions to purchase shares at the exercise price. Participants must agree not to resell the shares so purchased for a period of six months following the exercise date. The options are nontransferable, and except in the case of death of the employee, may not be exercised if the employee is not still employed by the Corporation at the exercise date. If an employee dies, his or her beneficiary may withdraw the accumulated payroll deduction or use such deductions to purchase shares on the exercise date. A participant may elect to discontinue participation at any time prior to the exercise date and to have his or her accumulated payroll deduction refunded together with interest on such amount as fixed by the Board of Directors from time to time.

       Shares Subject to the Stock Purchase Plan


                                       32
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            The number of shares that are currently available for issuance under the Stock Purchase Plan is 604,648 shares of the Corporation's Common Stock, subject to adjustment for stock splits and similar events. The proceeds received by the Corporation from the exercise of options granted under the Stock Purchase Plan will be used for the general purposes of the Corporation. Shares issued under the Stock Purchase Plan may be authorized but unissued or shares reacquired by the Corporation and held in its treasury.

       Amendment and Termination

            The Stock Purchase Plan shall remain in full force and effect until suspended or discontinued by the Board of Directors. The Board of Directors may at any time or times amend or review the Stock Purchase Plan for any purpose which may be permitted by law, or may at any time terminate the Stock Purchase Plan, provided that no amendment that is not approved by the Stockholders shall be effective if it would cause the Stock Purchase Plan to fail to satisfy the requirements of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended. No amendment of the Stock Purchase Plan may adversely affect the rights of any recipient of any option previously granted without such recipient's consent.

       Term of the Stock Purchase Plan

            The Stock Purchase Plan will expire on November 2, 2005, provided that the extension of the term of the Stock Purchase Plan is approved by the Stockholders at this Meeting.

       Federal Income Tax Aspects

            Federal income tax is not imposed upon an employee in the year an option is granted or the year the shares are purchased pursuant to the exercise of the option granted under the Stock Purchase Plan. Federal income tax generally is imposed upon an employee when he or she sells or otherwise disposes of the shares acquired pursuant to the Stock Purchase Plan. When an employee sells or disposes of the shares, if such sale or disposition occurs more than two years from the grant date and more than one year from the exercise date, then Federal income tax assessed at ordinary rates will be imposed upon the amount by which the fair market value of the shares on the date of grant or disposition, whichever is less, exceeds the amount paid for the shares. In addition, the difference between the amount received by the employee at the time of sale and the employee's tax basis in the shares, which is equal to the amount paid on exercise of the option plus the amount recognized as ordinary income, will be recognized as a capital gain or loss. The Corporation will not be allowed a deduction under these circumstances for Federal income tax purposes. If the employee sells or disposes of the shares sooner than two years from the grant date or one year from the exercise date, then the employee's entire gain (the
                                       33
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       difference between the fair market value at disposition and the amount paid for the shares) will be taxed as ordinary income, and the Corporation would be entitled to a deduction equal to that amount.

            The closing price per share on the American Stock Exchange of the Common Stock on April 25, 1997 was $29.375.

       Recommendation

            The Board of Directors believes that the extension of the term of the Stock Purchase Plan is important for the Corporation to attract and retain key employees and to be able to continue to offer them the opportunity to participate in the ownership and growth of the Corporation through an employees stock purchase plan. In addition, the Board of Directors believes the Stock Purchase Plan is in the best interest of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the extension of the term of the Stock Purchase Plan. Thermo Electron, which owned of record approximately 82% of the outstanding voting stock of the Corporation on April 7, 1997, has indicated its intention to vote for the proposal.

       APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

            The Board of Directors has appointed Arthur Andersen LLP  as independent public accountants for fiscal 1996. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1986. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of three outside directors, the purpose of which is to review the scope and results of the audit.

       OTHER ACTION

            Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

       STOCKHOLDER PROPOSALS

            Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than January 2, 1998.

       SOLICITATION STATEMENT

                                       34
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            The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

       Sunnyvale, California
       April 29, 1997










































                                       35
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                                 FORM OF PROXY

                        THERMO INSTRUMENT SYSTEMS INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 2, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

            The undersigned hereby appoints John N. Hatsopoulos, Jonathan W. Painter and Arvin H. Smith, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Instrument Systems Inc., a Delaware corporation (the "Company"), to be held on Monday, June 2, 1997, at 10:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 7, 1997, with all of the powers the undersigned would possess if personally present at such meeting:


           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


                Please mark your
       [   x   ]     votes as in this
                example.

       1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

                FOR       [    ]         WITHHELD  [    ]

       ______________________________________
       FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

       Nominees: Frank Borman, George N. Hatsopoulos, John N.
       Hatsopoulos, Arvin H. Smith and Polyvios C. Vintiadis.

                                          FOR    AGAINST    ABSTAIN
       2.   Approve management proposal
            to extend the                [   ]   [    ]     [     ]
            term of the Corporation's
            employees' stock
            purchase plan to November 2, 2005.

       3. In their discretion on such other matters as may properly come before the Meeting.

       The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.
                                       36
PAGE

       Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

       SIGNATURE(S)_______________________________________
       DATE_________________

       Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.


       AA971210023